Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 29, 2020 and is entered into by and between Allena Pharmaceuticals, Inc., a corporation incorporated in the State of Delaware and each of its Subsidiaries from time to time party hereto, except for the Excluded Subsidiaries (collectively referred to as “Borrower” or “Allena”), Pontifax Medison Finance (Israel) L.P. and Pontifax Medison Finance (Cayman) L.P. (collectively, referred to as “Lender”) and Pontifax Medison Finance GP, L.P., in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, “Agent”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a loan or loans in an aggregate principal amount of up to Twenty-Five Million Dollars ($25,000,000.00) (the “Term Loan”) to repay the Existing Debt, to fund related fees and expenses associated with the foregoing and the transactions contemplated hereby and to provide for working capital and general corporate purposes in the OCB; and

B. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question or (b) any Person directly or indirectly owning, controlling or holding the power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Lender, Agent nor any of their Affiliates shall be deemed to be an Affiliate of Borrower for purposes of this Agreement or any other Loan Document.

“Agent” has the meaning given to such term in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Amortization Date” means the last Business Day prior to the lapse of 24 months following the Closing Date.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to such term in Section 11.13.

“Authorized Shares” has the meaning given to such term in Section 5.21.

“Blocked Person” means: (a) a Person listed in the annex to, or that is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Products” means all products, technical data or technology currently being developed, manufactured or sold by Borrower or which Borrower intends to sell, manufacture, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, technical data or technology that have been sold, developed, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.

“Cash” means all cash and Cash Equivalents.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CFC” means a “controlled foreign corporation” within the meaning of Code Section 957.

“CFC Holdco” means any Subsidiary all or substantially all of the assets of which consist of (i) the capital stock of one or more CFCs or (ii) the capital stock of one or more CFCs and the indebtedness of such CFCs (either directly or indirectly through other such Subsidiaries).

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of any Borrower, or sale or exchange of outstanding shares (or similar transaction or series of related transactions) of any Borrower, in each case in which: (a) in respect of Allena Pharmaceuticals, Inc., at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the ordinary voting power for the election of directors of Allena Pharmaceuticals, Inc. (determined on a fully diluted basis); or (b) in respect of any Subsidiary of Allena Pharmaceuticals, Inc., the holders of the relevant Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the relevant Borrower is the surviving entity. Notwithstanding the foregoing, the issuance by Borrower of it equity securities as part of a bona fide financing transaction, whether in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), or in a private offering exempt from the registration requirements of the Securities Act, shall not constitute a “Change in Control”.

“Claims” has the meaning given to such term in Section 11.10.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means the date of this Agreement.

“Closing Deliverables” has the meaning given to such term in Section 4.1.

“Closing Expense Charge” means reimbursement due to Lender at the Closing Date for all reasonable and documented out-of-pocket costs and expenses incurred by Lender in negotiating and consummating the Term Loan, including reasonable and documented out-of-pocket legal fees and expenses, in an aggregate amount not to exceed $80,000. Closing Expense Charge does not include costs to be borne by Borrower relating to reasonable and documented out-of-pocket costs associated with filings or other actions required to perfect Agent’s security interest or diligence searches with Governmental Authorities (including UCC lien searches and deposit account control agreements).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property described in Section 3.1.

“Common Stock” means the common stock, $0.001 par value per share, of Allena Pharmaceuticals, Inc., subject to Section 8.6.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the OCB or guaranties of leases in the OCB. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Notice” shall have the meaning set forth in Section 8.3.

“Conversion Price” has the meaning given to such term in Section 8.2.

“Conversion Shares” means all of the Note Conversion Shares.

“Converted Amount” shall have the meaning set forth in Section 8.3.

“Converting Lender” shall have the meaning set forth in Section 8.3.

“Copyright License” means any written agreement granting any right to use any copyrighted material, Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC.

“Environmental Laws” has the meaning given to such term in Section 5.31.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to such term in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any (a) any “zero balance” deposit account, (b) any deposit or securities account used exclusively for payroll, employee benefits or employee taxes, the funds of which shall not exceed the amount required to pay the next payroll or other relevant cycle, (c) cash collateral accounts and restricted accounts containing security deposits permitted pursuant to clauses (xiv) and (xvii) of the definition of “Permitted Liens” so long as the aggregate balance of such accounts does not exceed $300,000, and (d) de minimis accounts so long as the aggregate balance of all such accounts does not exceed $100,000.

“Excluded Subsidiary” means each of Allena Pharmaceuticals Security Corporation, Allena Pharmaceuticals Ireland Limited, any CFC, any Subsidiary of a CFC and any CFC Holdco.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.9 and (d) any withholding Taxes imposed under FATCA.

“Existing Debt” shall mean all indebtedness of Borrower owing pursuant to that certain Loan and Security Agreement, dated as of June 29, 2018, between Borrower and Pacific Western Bank, a California state chartered bank.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Statements” has the meaning given to such term in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Health Care Laws” has the meaning given to such term in Section 5.28.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the OCB), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means all of the following arising under the laws of the United States, any other jurisdiction or treaty regime: Borrower’s Copyrights; Trademarks; Patents; trade secrets, proprietary information, trade secrets (including preclinical, clinical and other data) and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.

“Investment Policy” is that certain investment policy of Borrower, approved by Borrower’s Board of Directors or the audit committee of Borrower’s Board of Directors and delivered to Agent by Borrower.

“Joinder Agreements” means for each Subsidiary, except for Excluded Subsidiaries, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit B.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Liabilities” has the meaning given to such term in Section 6.3.

“License” means any Copyright License, Patent License, Trademark License, trade secrets or know how license or other license of rights or interests from a third party, excluding “shrink-wrap,” “browse-wrap,” “click-through,” and open source licenses, and any other non-exclusive licenses for third party products or services that are made generally available to the public.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the amounts made available by Lender to Borrower under this Agreement.

“Loan Documents” means this Agreement, any Notes, Perfection Certificate, all UCC Financing Statements, any subordination agreement, any deposit account control agreements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations when due in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the value of the Collateral (taken as a whole and other than normal depreciation) or Agent’s Liens on the Collateral or the priority of such Liens (other than due to a failure by Agent or Lender to make or maintain any required filing or maintain possession of possessory collateral) .

“Material Contract” with respect to Borrower and its Subsidiaries each contract or agreement to which Borrower or any of its Subsidiaries is a party (a) involving aggregate consideration payable to or by Borrower or any of its Subsidiaries of $500,000 or more in any fiscal year or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect, excluding non-executive officer employment agreements.

“Maximum Rate” has the meaning given to such term in Section 2.2.

“Merger Event” has the meaning given to such term in Section 8.6

“Money Laundering Laws” has the meaning given to such term in Section 5.34.

“Note(s)” means a Term Note.

“Note Conversion Shares” shall have the meaning set forth in Section 8.3.

“OCB” means in the ordinary course of business and shall include, without limitation, (i) collaboration or licensing transactions, or options to enter into collaboration or licensing transactions, that are customary in Borrower’s industry and reasonably related, incidental or ancillary to the business of Borrower, and (ii) arrangements to use Borrower’s research and development capabilities to develop product candidates on behalf of third party pharmaceutical companies.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is asserted or in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country or treaty regime, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country or treaty regime.

“Pay-off Letter” has the meaning given such term in Section 4.1(d).

“Perfection Certificate” is that certain perfection certificate delivered by Borrower to Agent, dated as of the date hereof.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the date hereof which is disclosed in Schedule 1A; (iii) Indebtedness of up to $250,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the OCB; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) intercompany Indebtedness with respect to which each of the obligor and the obligee under such Indebtedness is a party to this Agreement or has executed a Joinder Agreement; (viii) reimbursement obligations pursuant to (a) corporate credit cards incurred in the OCB of up to $200,000 outstanding at any time and (b) letters of credit incurred in the OCB of up to $200,000 outstanding at any time; (ix) Indebtedness in connection with workers compensation claims, disability, health or other employee benefits, obligations with respect to severance payments and self-insurance obligations; (x) to the extent constituting Indebtedness, obligations in respect of netting services or overdraft protection or otherwise in connection with Deposit Accounts in the OCB of up to $50,000 outstanding at any time; (xi) Indebtedness incurred in connection with the financing of insurance premiums written or arranged in the OCB and which are payable within one (1) year, in each case in an amount not to exceed the amount of the applicable insurance premium in respect of any such policy plus interest and financing charges applicable thereto; (xii) Indebtedness with respect to any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement or arrangement designed to protect Borrower against fluctuation in interest rates, currency exchange rates or commodity prices and entered into for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes); (xiii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; and (xiv) other Indebtedness in a principal amount not to exceed $150,000 in the aggregate at any time outstanding.

“Permitted Investment” means: (i) Investments existing on the date hereof which are disclosed in Schedule 1B; (ii) any Investments permitted by Borrower’s Investment Policy, as amended from time to time, provided that any amendments to the Investment Policy have been approved in writing by Agent (such approval not to be unreasonably withheld or delayed); (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (iv) Investments consisting of the formation and ownership of Subsidiaries, provided that, each such Subsidiary (other than any Excluded Subsidiary) is a party to this Agreement or has executed and delivered to Agent a Joinder Agreement and such other documents as shall be reasonably requested by Agent in connection with such Joinder Agreement; (v) Investments in joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB, provided that any such cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; (vii) Investments consisting of the licensing of technology, the development of technology, the providing of technical support and in-licensing of technology, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; (viii) Investments (A) by Borrower or any Subsidiary that is a guarantor of the Secured Obligations in another Borrower or in a Subsidiary that is a guarantor of the Secured Obligations, (B) by Subsidiaries that are not guarantors of the Secured Obligations and (C) by Borrower or any Subsidiary that is a guarantor of the Secured Obligations in any Subsidiary that is not a guarantor of the Secured Obligations not to exceed $100,000 in any fiscal year; (ix) investments of up to $100,000 outstanding at any time consisting of (a) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business and (b) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors; (x) investments consisting of Deposit Accounts; (xi) Investments consisting of repurchases of equity interests permitted pursuant to Section 7.7; (xii) deposits of up to $100,000 outstanding at any time made to secure the performance of leases, licenses or contracts in the OCB; (xiii) Investments in Cash Equivalents; (xiv) subject to Section 7.12, Investments in liquid instruments in deposit accounts and securities accounts owned by Allena Pharmaceuticals Security Corporation for tax purposes consistent with Borrower’s past practices; (xv) Investments received in connection with Permitted Transfers; (xvi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; (xvii) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices and (xviii) additional Investments that do not exceed $150,000 in the aggregate in any fiscal year.

“Permitted Liens” means any and all of the following, which except for clauses (i), (v), (vii), (xvi), (xviii), and (xix), shall not include a Lien on Intellectual Property: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the date hereof which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP or IFRS, as the case may be; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in Borrower’s OCB; provided, that the payment thereof is not yet delinquent; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the OCB: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on equipment or software or other intellectual property, or other capital assets, constituting purchase money Liens and Liens in connection with capital leases, securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the OCB and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the OCB so long as they do not materially impair the value or marketability of the related property; (xiv) security deposits in connection with real property leases, in an aggregate amount not to exceed $100,000 at any time; (xv) Liens in connection with operating leases in the equipment that is the subject of such leases; (xvi) Permitted Transfers; (xvii) Pledges and deposits securing obligations pursuant to corporate credit cards and letters of credit in an aggregate amount not to exceed $300,000 at any time; (xviii) [Reserved]; (xix) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; (xx) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xx) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase, (xxi) Liens in connection with any netting or set-off arrangement or under the applicable banking conditions; (xxii) Liens (a) on Equity Interests of joint ventures securing capital contributions to or obligations of such joint ventures to the extent required in the organizational documents of such joint ventures and not created in contemplation of this Agreement, and (b) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and investment documentation of non-wholly owned subsidiaries; (xxiii) Leases or subleases of real property granted in the ordinary course of business and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business; and (xxiv) other Liens securing obligations not to exceed the principal amount of $150,000 outstanding at any time.

“Permitted Transfers” means (i) sales of Inventory in the OCB; (ii) licenses, joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB providing for the licensing of Borrower’s technology or Intellectual Property; provided that such licenses do not result in a legal transfer of title of the licensed property and so long as after giving effect to each such license, Borrower retains sufficient rights to use or benefit from the subject Intellectual Property as to enable it to conduct its business in the OCB; (iii) dispositions of worn-out, obsolete or surplus Equipment in the OCB; (iv) use of cash and Cash Equivalents in any manner not prohibited by this Agreement; (v) transfers constituting Permitted Investments; (vi) transfers constituting Permitted Liens; (vii) dispositions of Copyright rights in connection with publications in scientific journals; (viii) Leases or subleases of real property granted in the ordinary course of business and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business; (ix) the sale or issuance of any Equity Interests of Allena Pharmaceuticals, Inc. to the extent not otherwise prohibited under this Agreement; and (x) other transfers of assets having a fair market value of not more than $100,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Notice” has the meaning given to such term in Section 2.4.

“Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement dated on or about the date hereof by and among Borrower and Lender.

“Regulatory Agencies” has the meaning given to such term in Section 5.26.

“Regulatory Licenses” has the meaning given to such term in Section 5.26.

“Rights of Payment” has the meaning given to such term in Section 3.1.

“Rule 144” has the meaning given to such term in Section 7.18.

“Rule 144 Certificate” has the meaning given to such term in Section 7.18.

“Rule 144 Opinion” has the meaning given to such term in Section 7.18.

“Sale Event” has the meaning given to such term in Section 7.18.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning given to such term in Section 5.15.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Being Sold” has the meaning given to such term in Section 7.18.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its reasonable discretion.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls fifty percent (50.0%) or more of the outstanding voting securities, including each entity listed on Schedule 5.18 hereto.

“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to each entity comprising Lender, the obligation of such entity, if any, to make payment on account of such entity’s portion of each of the three loan facilities comprising the Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such entity’s name on Schedule A.

“Term Loan” shall have the meaning assigned to such term in the preamble of this Agreement.

“Term Loan Interest Rate” means 9.0% per annum.

“Term Loan Maturity Date” means the date which is the lapse of 48 months following the Closing Date.

“Term Note” means a Secured Term Promissory Note in substantially the form of Exhibit A.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

1.2. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP or IFRS, as the case may be, and all financial computations hereunder shall be computed in accordance with GAAP or IFRS, as the case may be, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1. Subject to the terms and conditions of this Agreement, each entity comprising Lender shall lend to Borrower its Term Commitment, totaling, for all such entities, the Term Loan. The Term Loan shall comprise of three loan facilities as set forth below.

(a) Initial Loan. Subject to the terms and conditions of this Agreement, each entity comprising Lender shall lend to Borrower its Term Commitment, totaling, for all such entities, $10,000,000 (the “Initial Loan”). The Initial Loan shall be provided on the Closing Date without any need for Borrower to deliver a notice or request, other than by provision of all Closing Deliverables required to be delivered pursuant to Section 4.1, which delivery shall be deemed to constitute a borrowing request by Borrower. Proceeds of the Initial Loan shall be disbursed by Lender, in part, to repay the Existing Debt in full in accordance with the Pay-off Letter on the Closing Date. All proceeds of the Initial Loan not applied to repay to the Existing Debt shall be deposited into a Deposit Account of Borrower existing as of the Closing Date. The principal balance of the Initial Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will make quarterly payments of interest on the Initial Loan to Lender commencing on October 1, 2020 and thereafter on the first Business Day of every subsequent Quarter, based on the Initial Loan principal amount outstanding in the preceding Quarter. Borrower shall repay Initial Loan in eight (8) equal Quarterly installments beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire outstanding Initial Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 2.7) and regardless of any counterclaim. The Initial Loan will be used to repay in full the Existing Debt.

(b) Credit Line. Subject to the terms and conditions of this Agreement, each entity comprising Lender shall make available to Borrower its Term Commitment, for all such entities, totaling $5,000,000 (the “Credit Line”). The Credit Line shall be available for withdrawal during a period of 12 months from the Closing Date (the “Credit Line Period”). Each portion withdrawn under the Credit Line shall be provided within 14 days from a borrowing written request by Borrower. Upon the end of the Credit Line Period, the amounts withdrawn shall be repayable in accordance with the terms hereof and the amounts not withdrawn shall no longer be available for withdrawal. Proceeds of the Credit Line shall be deposited into a Deposit Account of Borrower. The principal balance of the withdrawn Credit Line shall bear interest on the outstanding daily balance thereof from the actual funding thereof to Borrower at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the withdrawn Credit Line to Lender on the first Business Day of the first Quarter after the initial funding date of the Credit Line and thereafter on the first day of every subsequent Quarter, based on the withdrawn Credit Line principal amount outstanding in the preceding Quarter. In addition, during the Credit Line Period, Borrower shall pay a fee of 1.0% per annum based on a year consisting of 365 days on the daily average amount not withdrawn under the Credit Line. Borrower will pay the fee to Lender on the amount not withdrawn under the Credit Line on the first Business Day following the end of each Quarter during the Credit Line Period, starting on the first Business Day following the end of the Quarter in which the Closing takes place and thereafter on the first day of every subsequent Quarter during the Credit Line Period, based on the amount not withdrawn under the Credit Line in the preceding Quarter. Borrower shall repay the withdrawn Credit Line to Lender in eight (8) equal Quarterly installments beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire withdrawn and outstanding Credit Line principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 2.7) and regardless of any counterclaim.

(c) Third Installment Loan. Subject to the terms and conditions of this Agreement, each entity comprising Lender shall make available to Borrower its Term Commitment, totaling, for all such entities, $10,000,000 (the “Third Installment Loan”). The Third Installment Loan shall be available for withdrawal in full during a period of 15 months from the Closing Date subject to Borrower’s achievement of one (1) of the following milestones by no later than 15 months from the Closing Date: (i) Borrower receives non-contingent non-refundable gross proceeds from one or more equity financings and/or strategic partnerships, in each case, consummated following the Closing Date, in the aggregate amount of at least $15,000,000 for all such equity financings and strategic partnerships or (ii) the 65th patient has been enrolled in the URIROX-2 clinical trial (either of (i) or (ii) separately, the “Milestone”) (the period commencing with achievement of the Milestone and terminating on the date that is 15 months from the Closing Date, the “Third Installment Loan Period”). If withdrawn, the Third Installment Loan shall be provided within 14 days from a borrowing written request by Borrower, provided that the written request shall be accompanied by a resolution of Borrower’s Board of Directors confirming Borrower’s achievement of the Milestone. Upon the end of the Third Installment Loan Period, the amount withdrawn shall be repayable in accordance with the terms hereof and if not withdrawn shall no longer be available for withdrawal. Proceeds of the Third Installment Loan shall be deposited into a Deposit Account of Borrower. The principal balance of the withdrawn Third Installment Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof to Borrower at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the withdrawn Third Installment Loan to Lender on the first Business Day of the first Quarter after the funding date of the Third Installment Loan and thereafter on the first day of every subsequent Quarter, based on the withdrawn Third Installment Loan principal amount outstanding in the preceding Quarter. In addition, upon withdrawal of the Third Installment Loan, Borrower shall pay a fee of 1.0% of the Third Installment Loan to Lender. Borrower shall repay the withdrawn Third Installment Loan in eight (8) equal Quarterly installments to Lender beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire withdrawn and outstanding Third Installment Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 2.7) and regardless of any counterclaim.

(d) Each entity comprising Borrower shall guarantee and be jointly and severally liable for repayment of each of the three facilities comprising the Term Loan as described above and all other obligations of Borrower, and each entity comprising Borrower, hereunder, without regard to whether such entity drew down the proceeds of any such facility or incurred any such other obligations, in each case, to the maximum extent permitted under applicable law for each such entity, including laws with respect to fraudulent conveyances, financial assistance or similar concepts under each applicable jurisdiction shall not be released, discharged or in any way affected by, any circumstance or condition (whether or not such Borrower shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense (other than payment in full).

(e) Such Borrower unconditionally and irrevocably waives, to the fullest extent permitted by applicable law: (a) notice of any of the matters referred to above; (b) the right to require Lender to proceed against any other Borrower liable on the Secured Obligations, to proceed against or exhaust any security held by any other Borrower, or to pursue any other remedy in Lender’s power; (c) the right to have the property of any other Borrower first applied to the discharge of the obligations hereunder or under the other documents contemplated hereby and (i) until such time that all Secured Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been paid in full, any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Lender) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any other Borrower under or in connection with this Agreement or otherwise. Lender may, at its election, exercise any right or remedy it may have against a Borrower entity without affecting or impairing in any way the liability of any other entity comprising Borrower hereunder and such Borrower waives, to the fullest extent permitted by applicable law, any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of such Borrower against any other Borrower. Such Borrower waives any defense arising by reason of any disability or other defense of another entity comprising Borrower or by reason of the cessation for any cause whatsoever of the liability, either in whole or in part, of another Borrower to Lender, and such Borrower assumes the responsibility for being and keeping informed of the financial condition of each other Borrower and of all other circumstances bearing upon the risk of nonpayment of the obligations under this Agreement and the other Loan documents and agrees that Lender shall not have any duty to advise such Borrower of any such information or changes thereto; and that Lender has not made any representations with respect thereto.

At any time, without terminating, affecting or impairing the validity of the obligations of a Borrower hereunder, Lender may deal with another Borrower in the same manner and as fully as if the obligations of such Borrower did not exist and shall be entitled, among other things, to grant each other Borrower, without notice or demand and without affecting such Borrower’s liability hereunder, such extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of this Agreement and the indebtedness hereunder, or to waive any obligation of another Borrower to perform, any act or acts as Lender may deem advisable.

2.2. Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, reasonable documented out-of-pocket costs and expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3. Default Interest. In the event any payment is not paid within five (5) Business Days of the scheduled payment date, subject to applicable grace periods, if any, an amount equal to three percent (3.0%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding principal hereunder, shall, at Agent’s option, bear interest at, without duplication with Section 2.1, the Term Loan Interest Rate plus three percent (3.0%) per annum.

2.4. Prepayment. The Borrower may prepay amounts withdrawn in whole or in part at any time, from time to time, without premium or penalty, upon five (5) Business Days’ written notice to Agent (“Prepayment Notice”). During each of the following three periods: (i) the period commencing upon entry into a letter of intent, memorandum of understanding or similar agreement for a proposed Change in Control of the Borrower and ending on the earliest to occur of the termination, rejection or expiration of such agreement or the public announcement of entry into of a definitive agreement in respect of such proposed Change in Control, (ii) the period commencing upon receipt of a written bona fide offer for a proposed Change in Control of the Borrower and ending on the earliest to occur of the termination, rejection or expiration of such offer or the public announcement of entry into of a definitive agreement in respect of such proposed Change in Control, or (iii) the period commencing when the Borrower otherwise first engages in substantive negotiations in furtherance of a proposed Change in Control of the Borrower, but only to the extent that such substantive negotiations would constitute material non-public information for purposes of U.S. federal securities laws, and ending on the earlier to occur of the termination of such substantive negotiations or the public announcement of entry into of a definitive agreement in respect of such proposed Change in Control, the Borrower’s right to prepay shall be suspended, provided however, that the Borrower shall have the right to send notice to Lender of its intent to prepay the Term Loan concurrent with the closing of the Change of Control transaction; provided that (i) in such circumstances or (ii) after the Borrower has otherwise publicly announced its entry into of a definitive agreement that would result in a Change in Control of the Borrower and without limitation of Lender’s conversion rights in this Agreement, Lender will have the option to convert any outstanding portion of the Initial Loan, Credit Line and Third Installment Loan at the then-applicable Conversion Price(s) prior to the close of business on the second Business Day immediately preceding the closing date of the Change in Control transaction. Any such early repayments shall be applied to the required amortization payments in direct order of maturity. Notwithstanding anything to the contrary herein, in a case where Lender has submitted a Conversion Notice to Borrower within the five (5) Business Day period following receipt of the Prepayment Notice, no prepayment shall be allowed prior to conversion as requested in such Conversion Notice and the Conversion Notice shall prevail. The Prepayment Notice shall apply to any outstanding Term Loan amount remaining, if any, after conversion as specified in the Conversion Notice.

2.5. Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of Lender pursuant to Section 11.13), promptly after Borrower’s receipt of such notice, one or more Term Notes to evidence Lender’s Term Loans.

2.6. Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant entity comprising Lender.

2.7. Withholding. All payments payable by Borrower hereunder and under the other Loan Documents shall be paid without any deduction or withholding for any Taxes, unless required by law. If Borrower is required by law to deduct or withhold from such a payment to be made by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Borrower shall indemnify each Lender or Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

2.8. Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

2.9. Status of Lender. Agent and Lender agree that:

(a) Any entity comprising Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

i.

any Lender that is a “United States person” within the meaning of Code Section 7701(a)(30) shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.

any Lender that is not a “United States person” within the meaning of Code Section 7701(a)(30) (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

1.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.	executed copies of IRS Form W-8ECI;

3.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

4.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

iii.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

iv.

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(b) Each entity comprising Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

SECTION 3. SECURITY INTEREST

3.1. As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest, senior to any current and future debts and to any security interest (subject to Permitted Liens), in all of Borrower’s right, title, and interest in, to the following personal property of Borrower (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Licenses; (k) franchise agreements, (l) commercial tort claims; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding any of the foregoing, the Collateral shall not under any circumstances include, and no security interest is granted in, any Intellectual Property; provided, however, that the Collateral shall include all (i) Accounts and general intangibles that consist of rights to payment and (ii) proceeds from any form whatsoever from commercialization or monetization of, or the generation of any revenues or other consideration from, Borrower’s owned or licensed Intellectual Property, including from the sale or invitation to license, assertion, litigation, enforcement in any form, licensing, or disposition of all or any part, or rights in, such Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include Borrower’s owned Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment. Upon request by Agent, Borrower shall produce, execute and file any document (including UCC Financing Statements), and make any arrangement using its best efforts as reasonably requested by Agent to perfect and establish Agent’s security interest in the Collateral, and to the extent Borrower does not promptly make any such filing (including on the Closing Date), Agent is authorized to make such filing including all UCC Financing Statements deemed by Agent to be necessary to perfect Agent’s security interest in the Collateral.

3.2. Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) any Intellectual Property except to the extent expressly described in Section 3.1 above, (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC), (c) any leasehold real property interest, license, lease or other contract or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (but only to the extent such prohibition on transfer or grant of a security interest is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (d) any property to the extent that, and for as long as, such grant of a security interest is prohibited by any applicable law, rule or regulation; provided that the foregoing exclusion in this clause (e) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) to apply to the extent that any consent or waiver has been obtained, or is hereafter obtained, that would permit Agent’s security interest or Lien notwithstanding the prohibition on the grant of a security interest in such property, (f) Excluded Accounts, (g) motor vehicles or other assets in which a security interest may be perfected only though compliance with a certificate of title statute, (h) any Cash or certificates of deposit securing reimbursement obligations permitted under this

Agreement, (i) more than sixty-five percent (65%) of the voting capital stock in any direct Subsidiary of the Borrower that is a CFC or CFC Holdco, or (j) any property or asset with respect to which Agent shall have determined in its reasonable discretion that the cost of obtaining, perfecting or maintaining a security interest in such property or asset exceeds the value of the security afforded thereby.

3.3. If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) are satisfied in full, and at such time Agent’s security interest in the Collateral shall automatically and immediately be terminated and released without further action by any party and all rights in the Collateral shall automatically revert to Borrower. Agent shall execute such documents and take such other steps as are reasonably requested by Borrower to accomplish or evidence the foregoing, all at Borrower’s sole cost and expense.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1. On or prior to the Closing Date, Borrower shall have delivered to Agent the following (“Closing Deliverables”):

(a) executed copies of the Loan Documents, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably requested by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b) a fully executed pay-off letter reasonably satisfactory to Agent confirming that all obligations owing by Borrower under the Existing Debt will be repaid in full and all Liens upon any of the property and assets of Borrower or any of its Subsidiaries, as applicable, that secure obligations under the Existing Debt shall be terminated immediately upon such payment (the “Pay-Off Letter”);

(c) copy of resolutions of Borrower’s board of directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(d) copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(e) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it is qualified to do business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(f) to the extent invoiced to Borrower prior to the Closing Date, payment of the Closing Expense Charge (if not paid prior to the Closing Date). If not invoiced prior to Closing Date, Closing Expense Charge and out-of-pocket costs associated with filings required to perfect Agent’s security interest or diligence searches with Governmental Authorities will be paid following the Closing Date, within ten (10) Business Days from receipt of invoice;

(g) [Reserved];

(h) executed copy of a Registration Rights Agreement; and

(i) a Compliance Certificate substantially in the form attached hereto as Exhibit C, executed by Borrower.

4.2. No Default. As of the Closing Date, (i) no fact or condition exists that (or could, with the passage of time, the giving of notice, or both) constitutes an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that, as of the Closing Date:

5.1. Corporate Status. Borrower is a company duly organized, legally existing and, to the extent relevant in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or limited liability company in all jurisdictions in which the nature of its business or location of its properties require such qualifications, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names within the last five (5) years (if any), owned and leased locations, place of formation, tax identification number and organizational identification number are correctly set forth in Schedule 5.1, as may be updated by Borrower from time to time in a written notice provided to Agent after the Closing Date.

5.2. Collateral. Borrower owns and has valid rights with respect to the Collateral, and any Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3. Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate or limited liability company action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation or Formation (as applicable), bylaws or operating agreement (as applicable), or any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, (iv) except as described on Schedule 5.3, do not violate any Material Contract or require the consent or approval of any other Person which has not already been obtained, in each case, except as would not reasonably be expected to result in a Material Adverse Effect. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so.

5.4. Material Adverse Effect. Since December 31, 2019, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5. Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that would reasonably be expected to result in a Material Adverse Effect.

5.6. Laws. Neither Borrower nor any of its Subsidiaries is in violation of any material law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any material respect under any provision of any Material Contract to which it is a party or by which it is bound, which default would reasonably be expected to have a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries is registered or required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with applicable provisions of the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that the failure to obtain, make or give any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

None of Borrower, any of its Subsidiaries, or to Borrower’s knowledge any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of its Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7. Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made (it being understood that financial and business projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ, and such differences may be material). Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the date hereof, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ, and such differences may be material).

5.8. [RESERVED].

5.9. Intellectual Property.

(a) Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property used in its business. Schedule 5.9 is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and Licenses under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the date hereof. To Borrower’s knowledge, each of the issued Copyrights, Trademarks and Patents owned or exclusively licensed by Borrower is valid and enforceable. To Borrower’s knowledge, no Intellectual Property owned or exclusively licensed by Borrower has been judged by a decision of a court of competent jurisdiction, invalid or unenforceable, in whole or in part.

(b) Borrower has sufficient rights with respect to Intellectual Property necessary for the operation or conduct of Borrower’s business as currently conducted by Borrower. Without limiting the generality of the foregoing, other than in connection with Permitted Transfers, and in the case of in-bound Licenses, except for restrictions that are unenforceable under Article 9 of the UCC, (i) Borrower has the right, to the extent required to operate Borrower’s business as currently conducted by Borrower, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted, without condition, restriction or payment of any kind (other than license payments in the OCB) to any third party, and (ii) except as disclosed to Agent pursuant to Section 7.18(b), no material in-bound License (other than over-the-counter software that is commercially available to the public) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License. Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are necessary for the operation or conduct of Borrower’s business. The representations contained in this Section are true in relation to each of Borrower’s Subsidiaries.

5.10. Litigation. There is no action, suit or proceeding pending or currently threatened in writing against Borrower or that Borrower intends to initiate, that questions the validity of this Agreement, or the right of Borrower to enter into any such agreements, or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect. Borrower is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to reasonably be expected to result in any Material Adverse Effect. To Borrower’s knowledge, no event or condition exists on the basis of which any such claim, litigation, arbitration, mediation proceeding or investigation might be instituted or commenced.

5.11. Intellectual Property Claims. No Intellectual Property owned by Borrower relating to Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, claim, invitation to license, demand, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts Borrower’s use, transfer or licensing thereof or this Agreement or that affects the validity, use or enforceability thereof, in each case, which could reasonably be expected to have a material adverse effect on Borrower’s business. To Borrower’s knowledge, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or an ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. As of the date hereof, Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, overtly challenging Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging the ownership of or use of in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes in any respect the Intellectual Property or other rights of others. The representations contained in this Section are true in relation to each of Borrower’s Subsidiaries.

5.12. Financial Accounts. Schedule 5.12, as may be updated by Borrower in a written notice provided to Agent after the date hereof, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investments (other than interests in Subsidiaries) and such exhibit correctly identifies in all material respects the name and address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Borrower does not own any Equity Interest of any Person, except for Permitted Investments.

5.13. [RESERVED].

5.14. [RESERVED].

5.15. Filings. Borrower is subject to the reporting requirements of the Exchange Act of, and has filed, in a timely manner, all documents and reports that Borrower was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for Borrower to be eligible to use Form S-3 for the two years preceding the date hereof or such shorter time period as Borrower has been subject to such reporting requirements (the foregoing materials, together with any materials filed by Borrower under the Exchange Act, whether or not required, collectively, the “SEC Reports”). As of the time the SEC Reports were filed with the SEC (or if subsequently amended, when amended), (i) the SEC Reports complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder, and (ii) none of the SEC Reports and the information contained therein contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

5.16. Brokers; Directed Selling Efforts. None of Borrower, its Affiliates or any person acting on its or their behalf has engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes or the Conversion Shares. Borrower has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of Borrower in connection with this Agreement. Borrower has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of Borrower to facilitate the sale or resale of the stocks potentially issuable upon conversion herein in violation of the Securities Act.

5.17. Registration; Trust Indenture Act. No registration under the Securities Act of the offer and sale of the capital stock potentially issuable upon conversion of the Term Loan hereunder is required for, and no qualification under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder is required in connection with, the issuance of the debt security to Lender in the manner contemplated herein.

5.18. Subsidiaries. Attached as Schedule 5.18, as may be updated by Borrower in a written notice provided after the date hereof, is a true, correct and complete list of each Subsidiary. All of the outstanding shares of capital stock of each Subsidiary of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the SEC Reports, all outstanding shares of capital stock of the Subsidiaries are owned by Borrower either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance (other than Permitted Liens). No Subsidiary of Borrower is currently prohibited, directly or indirectly, from paying any dividends to Borrower, from making any other distribution on such Subsidiary’s capital stock, from repaying to Borrower any loans or advances to such Subsidiary from Borrower or from transferring any of such Subsidiary’s property or assets to Borrower or any other Subsidiary of Borrower, except, in each case, for restrictions under this Agreement or as described in or contemplated in the SEC Reports.

5.19. Capitalization. The authorized, issued and outstanding capital stock of Allena Pharmaceuticals, Inc. is as set forth in the SEC Reports (other than for subsequent issuances, if any, pursuant to employee benefit plans or director compensation plans described in the SEC Reports or upon the exercise of outstanding options or warrants or settlement of restricted stock units described in the SEC Reports); the Conversion Shares potentially issuable herein conform in all material respects to the description thereof contained in the SEC Reports; all of the issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws; none of the outstanding shares of capital stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of Allena Pharmaceuticals, Inc.; there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of Allena Pharmaceuticals, Inc. or any of its Subsidiaries other than those described in the SEC Reports; all grants of options to acquire shares of capital stock and restricted stock units were validly issued and approved by the Board of Directors of Allena Pharmaceuticals, Inc., a committee thereof or an individual with authority duly delegated by the Board of Directors of Allena Pharmaceuticals, Inc. or a committee thereof; grants of Allena Pharmaceuticals, Inc. stock options and restricted stock units were (a) made in material compliance with all applicable laws and (b) as a whole, made in material compliance with the terms of the plans under which securities were issued; and there is no and has been no policy or practice of Allena Pharmaceuticals, Inc. to coordinate the grant of Allena Pharmaceuticals, Inc. stock options with the release or other public announcement of material information regarding Allena Pharmaceuticals, Inc. or its results of operations or prospects.

5.20. Reservation of Conversion Shares. The maximum number of shares of Common Stock issuable pursuant to this Agreement have been duly authorized and, if issued upon conversion of the Term Loan in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

5.21. Authorized Shares Available. On the Closing Date, immediately prior to giving effect to the transactions contemplated hereby, Allena Pharmaceuticals, Inc. has 125,000,000 authorized shares of Common Stock (the “Authorized Shares”); out of the available Authorized Shares, the Board of Directors of Allena Pharmaceuticals, Inc. has duly and validly adopted resolutions reserving shares of Common Stock for potential issuance of the Conversion Shares; the holders of outstanding shares of capital stock of Allena Pharmaceuticals, Inc. are not entitled to preemptive or other rights to subscribe for any of the Conversion Shares.

5.22. [RESERVED].

5.23. [RESERVED].

5.24. Tax Returns. Borrower and each of its Subsidiaries have filed all applicable Tax returns that are required to be filed or has timely requested extensions thereof (except in any case in which the failure to so file would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the SEC Reports) and have paid all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for (i) any such Tax that is currently being contested in good faith, (ii) as would not reasonably be expected to have a Material Adverse Effect or (iii) as set forth in or contemplated in the SEC Reports.

5.25. Insurance. Neither Borrower nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect except as set forth or contemplated in the SEC Reports.

5.26. Regulatory Agencies. Borrower and its Subsidiaries possess and are in compliance in all material respects with the terms of all licenses, approvals, orders, certificates, permits and other authorizations (collectively, “Regulatory Licenses”) issued by all applicable authorities, including, without limitation, all such Regulatory Licenses required by the U.S. Food and Drug Administration or any component thereof and/or by any other U.S. state, local or foreign drug regulatory agency (collectively, the “Regulatory Agencies”) necessary to conduct their respective businesses as described in the SEC Reports, and neither Borrower nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Regulatory License that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports, and all such Regulatory Licenses are in full force and effect.

5.27. Clinical Trials. The preclinical tests and clinical trials that are described in, or the results of which are referred to in, the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate Regulatory Agencies for each such test or trial, as the case may be, and with standard medical and scientific research procedures and all applicable statutes, directives, rules and regulations of the Regulatory Agencies, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the rules and regulations promulgated thereunder; each description of such tests and trials, and the results thereof, contained in the SEC Reports is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and Borrower has no knowledge of any other studies or tests, the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Reports; neither Borrower nor its Subsidiaries has received any written notices or other written correspondence from any Regulatory Agency requiring the termination, suspension or material modification of any clinical trials that are described or referred to in the SEC Reports; and each of Borrower and its Subsidiaries has operated since January 1, 2019 and currently is in compliance in all material respects with all applicable rules and regulations of the Regulatory Agencies.

5.28. Other Regulatory Requirements. Borrower and each of its Subsidiaries: (a) are and, since January 1, 2019, have been in material compliance with currently applicable health care laws, including, without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws, Social Security Act § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and the regulations promulgated pursuant to such laws, and comparable state laws, and all other comparable local, state, federal, national, supranational and foreign laws, and regulations relating to the regulation of Borrower and its Subsidiaries (collectively, “Health Care Laws”); (b) have not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Regulatory Agency or third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that any such Regulatory Agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (c) are not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order or similar agreements or have any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority. Neither Borrower nor its Subsidiaries or, to the knowledge of Borrower, any of their officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

5.29. Internal Controls. Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Borrower’s internal controls over financial reporting are effective, and Borrower is not aware of any material weakness in its internal control over financial reporting.

5.30. Disclosure Controls. Borrower and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in Borrower’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the SEC and that material information related to Borrower and its consolidated Subsidiaries is made known to management, including Borrower’s Chief Executive Officer and Chief Financial Officer, particularly during the period when Borrower’s periodic reports are being prepared to allow timely decisions regarding required disclosure.

5.31. Environmental Laws. Except as set forth in or contemplated in the SEC Reports, Borrower and its Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) have not received written notice of any actual or potential liability under any Environmental Law, in each case, except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Reports, neither Borrower nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

5.32. [RESERVED].

5.33. Employment Laws. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports; (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of Borrower and its Subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of Borrower and its Subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of FASB ASC Topic 715) of Borrower and its Subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of Borrower and its Subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the SEC Reports; or (iv) the filing of a claim by one or more employees or former employees of Borrower or any of its Subsidiaries related to their employment that would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which Borrower or any of its Subsidiaries may have any liability.

5.34. Money Laundering Laws. The operations of Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Borrower, threatened in writing.

5.35. Sarbanes-Oxley Act. There is and has been no failure on the part of Borrower and any of Borrower’s directors or officers, in their capacities as such, to comply with any material provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402, related to loans, and Sections 302 and 906, related to certifications, except as would not reasonably be expected to result in a Material Adverse Effect.

5.36. Material Contracts. An accurate, current and complete list of the Material Contracts as of the Closing Date has been furnished to Lender and/or is available as part of the SEC Reports. To the knowledge of Borrower, each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights). Borrower and, to the knowledge of Borrower, any other party to a Material Contract, is not in default with respect to any material term or condition of any Material Contract to which it is a party. Further, Borrower has received no written notice, nor does Borrower have any knowledge, of any pending or contemplated termination of any of the Material Contracts and no such termination is proposed or has been threatened in writing.

5.37. Disclosure. No written representation or warranty of Borrower contained in this Agreement, and no certificate furnished or to be furnished to Lender on the Closing Date, as of the date such representation, warranty, or other statement was made or certificate was delivered, taken together with all such written representations, warranties and certificates, contains any untrue statement of a material fact or, to Borrower’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results).

SECTION 6. INSURANCE; INDEMNIFICATION

6.1. Coverage. Borrower shall cause to be carried and maintained general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business by companies of similar size in similar locations. So long as there are any Secured Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2. Certificates. Subject to Section 7.20, Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Following request by Agent, Borrower shall provide Agent with copies of each insurance policy (excluding D&O), and upon entering or materially amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies (excluding D&O) and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3. Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their respective officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, reasonable and documented out-of-pocket costs and expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting from any Indemnified Person’s gross negligence, willful misconduct or breach of any Loan Document. In no event shall any party hereunder be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1. Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made generally available to holders of its Common Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange; and

(b) prompt notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

(c) Borrower shall not make any change in its fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31. Borrower shall provide written notice on a quarterly basis of any material changes in its accounting policies or reporting practices other than those changes made in accordance with GAAP or IFRS, as the case may be, and accounting guidance.

(d) All Financial Statements required to be delivered pursuant to clause (a) shall be sent via e-mail to Agent provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Lender.

Notwithstanding the foregoing, any Financial Statement or document required to be delivered under this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which Borrower has filed such Financial Statement or document with the SEC and such Financial Statement or document is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent without charge.

7.2. Management Rights. Borrower shall permit any representative that Agent authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable prior written notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once in any twelve month period. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, in connection with any such examination, Agent or Lender shall be entitled at reasonable times and intervals and upon reasonable prior written notice to consult with and advise the management and officers of Borrower concerning significant business issues affecting

Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3. Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, or other documents to perfect Agent’s Lien as a first priority lien (subject to Permitted Liens) on the Collateral as Agent may reasonably request. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent and take all further action that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby in accordance with the Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file UCC financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower) or equivalent foreign filings, without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall in its reasonable business judgment protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4. Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, at any time any amount is outstanding hereunder, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (c) as otherwise permitted hereunder or approved in writing by Agent, or (d) Indebtedness of Borrower or its Subsidiaries made in the OCB consistent with past business practices, in an aggregate amount of not more than $150,000 in any given calendar year.

7.5. Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens (except for Permitted Liens), and shall give Agent prompt written notice of any legal process of which Borrower has knowledge affecting the Collateral, the Intellectual Property or Borrower’s other property and assets, in each case, with a value in excess of $50,000, provided, however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of intellectual property that constitute Permitted Transfers. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, and (b) in connection with any Permitted Liens or Permitted Transfers. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary (other than holders of Permitted Liens with respect to the property subject to the Permitted Lien only), and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens); provided, however, that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of intellectual property that constitute Permitted Transfers), and shall give Agent prompt written notice of any legal process of which Borrower has knowledge affecting such Subsidiary’s assets with a value in excess of $50,000.

7.6. Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.7. Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than (1) pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case cash consideration for such repurchases does not exceed in an aggregate amount not to exceed $100,000 in any fiscal year, (2) conversions of any convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make payments in lieu of fractional shares in connection therewith, (3) repurchases where the sole consideration for such repurchase is proceeds from a contemporaneous issuance of Equity Interests, (4) repurchases where the consideration for such repurchase is the cancellation of Indebtedness owing to Borrower, (5) cashless settlements of options and warrants, and (6) repurchases of Equity Interests that are deemed to occur upon the cashless exercise of options or warrants so long as no cash payment is made by Borrower in connection therewith; or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party other than Permitted Investments.

7.8. Transfers. Except for Permitted Transfers, Permitted Investments and Permitted Liens, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including cash).

7.9. Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than any Permitted Investment). Borrower may dissolve any Subsidiary (that is not a party to this Agreement) as long as the assets of that Subsidiary are distributed to such Subsidiary’s shareholders and Borrower provides prompt notice to Lender.

7.10. Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges in the nature of a tax (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or its Subsidiaries, except for (i) any such Tax that is currently being contested in good faith, (ii) as would not reasonably be expected to have a Material Adverse Effect or (iii) as set forth in or contemplated in the SEC Reports. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral except as would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with the applicable tax legislation.

7.11. Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control without the approval of Agent, such approval not to be unreasonably withheld or delayed, unless the Term Loan is repaid and/or converted in full prior to or contemporaneously with the consummation of such Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. Within thirty (30) days of the end of each fiscal quarter, Borrower shall provide written notice to Agent of any locations to which Collateral with a value in excess of $100,000 has been relocated in the preceding fiscal quarter (other than (u) Borrower Products, including compounds and raw materials used to manufacture biopharmaceuticals or which are used for preclinical testing or clinical trials, in the OCB, (v) Permitted Transfers, (w) sales of Inventory in the OCB, (y) relocations of Collateral from a location described on Schedule 5.1 to another location described on Schedule 5.1 or (z) mobile equipment in the possession of Borrower’s or a Subsidiary’s employees or agents).

7.12. Securities Corporation Investment Conditions. Notwithstanding the restrictions in Section 7.6 to the contrary, Borrower may make Investments in Allena Pharmaceuticals Security Corporation and Allena Pharmaceuticals Security Corporation may make Investments so long as (a) at any time Cash is maintained in deposit accounts or securities accounts owned by Allena Pharmaceuticals Security Corporation, the aggregate balance of Cash maintained in Borrower’s Deposit Accounts and securities accounts shall not be less than the amount equal to 120% of the principal amount of the Term Loan outstanding at such time and (b) other than Liens permitted pursuant to clauses (iii), (v) and (xii) of the definition of Permitted Liens, Allena Pharmaceuticals Security Corporation shall not grant Liens in favor of third parties on its assets. For the avoidance of doubt, Borrower shall not be required to maintain the minimum balance of Cash described in clause (a) of the foregoing sentence at any time that no Cash is being maintained in any deposit or securities accounts owned by Allena Pharmaceuticals Security Corporation.

7.13. Joinder. Borrower shall provide written notice to Agent within thirty (30) days of the formation of each Subsidiary formed subsequent to the Closing Date and shall, if requested by Agent, promptly cause any such Subsidiary (other than any Excluded Subsidiary) to execute and deliver to Agent a Joinder Agreement.

7.14. Notification of Event of Default. Borrower shall notify Agent within two (2) Business Days of Borrower obtaining knowledge of the occurrence of any Event of Default.

7.15. Use of Proceeds. Borrower agrees that the proceeds of the Loan shall be used solely to pay related fees and expenses in connection with this Agreement, for repayment of the Existing Debt and for working capital and general corporate purposes in the OCB. The proceeds of the Loan will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.16. Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.17. Rule 144 Compliance.

(a) With a view to making available to each entity comprising Lender the benefits of Rule 144 under the Securities Act (“Rule 144”), or any similar rule or regulation of the SEC that may at any time permit such entity to sell any portion of the Conversion Shares to the public without registration, Allena Pharmaceuticals, Inc. represents and warrants that: (i) Allena Pharmaceuticals, Inc. is, and has been for a period of at least ninety (90) days immediately preceding the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) Allena Pharmaceuticals, Inc. has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months preceding the Closing Date (or for such shorter period that Allena Pharmaceuticals, Inc. was required to file such reports); (iii) Allena Pharmaceuticals, Inc. is not an issuer defined as a “Shell Company” (as hereinafter defined); and (iv) if Allena Pharmaceuticals, Inc. has, at any time, been an issuer defined as a Shell Company, Allena Pharmaceuticals, Inc. has: (A) not been an issuer defined as a Shell Company for at least six (6) months prior to the Closing Date; and (B) has satisfied the requirements of Rule 144(i) (including, without limitation, the proper filing of “Form 10 information” at least six (6) months prior to the Closing Date). For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description set forth under Rule 144(i)(1)(i).

(b) In addition, until the earliest of (x) three (3) years from the date hereof, (y) when the Conversion Shares are no longer required to bear a restrictive legend and (z) the effective date of the sale of all or substantially all the assets of Allena Pharmaceuticals, Inc. , any merger, consolidation or acquisition involving Allena Pharmaceuticals, Inc. with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Allena Pharmaceuticals, Inc. in one or more related transactions (such transactions described in this clause (z), a “Sale Event”), Allena Pharmaceuticals, Inc. shall, at its sole expense, promptly following the request of Lender and upon Lender providing customary supporting documentation, give Allena Pharmaceuticals, Inc.’s transfer agent instructions to the effect that, upon the transfer agent’s receipt from Allena Pharmaceuticals, Inc. of a certificate (a “Rule 144 Certificate”) certifying that such Lender’s holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Conversion Shares, which such Lender proposes to sell (the “Securities Being Sold”) is not less than six (6) months and such sale otherwise complies with the requirements of Rule 144, and receipt by the transfer agent of the “Rule 144 Opinion” (as hereinafter defined) from Allena Pharmaceuticals, Inc. or its counsel (or from such Lender and its counsel as permitted below), the transfer agent is to effect the transfer of the Securities Being Sold and issue to such Lender or transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such Securities Being Sold on the transfer agent’s books and records or, at Lender’s option, the Securities Being Sold shall be transmitted by the transfer agent to Lender by crediting the account of Lender’s or its designee’s balance account with The Depository Trust Company through its deposit or withdrawal at custodian system if the transfer agent is then a participant in such system; provided that Allena Pharmaceuticals, Inc. will not be required to do any of the foregoing if it reasonably determines that such sale would not comply with Rule 144. In this regard, upon Lender’s request, Allena Pharmaceuticals, Inc. shall have an affirmative obligation at its sole expense, to cause its counsel to promptly issue to the transfer agent a legal opinion providing that, based on the Rule 144 Certificate, the Securities Being Sold were or may be sold, as applicable, pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the “Rule 144 Opinion”); provided that Allena Pharmaceuticals, Inc. will not be required to do any of the foregoing if it reasonably determines that such sale would not comply with Rule 144. If the transfer agent requires any additional documentation in connection with any proposed transfer by Lender of any Securities Being Sold, Lender shall promptly deliver or cause to be delivered to the transfer agent or to any other Person, all such additional documentation as may be reasonably necessary to effectuate the transfer of the Securities Being Sold and the issuance of an unlegended certificate to any transferee thereof, all at Lender’s expense.

7.18. Intellectual Property.

(a) Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its and its Subsidiaries’ Intellectual Property material to Borrower’s and its Subsidiaries’ business; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property material to Borrower’s or its Subsidiaries’ business of which it is aware; and (iii) not allow any Intellectual Property material to Borrower’s or its Subsidiaries’ business to be abandoned, forfeited or dedicated to the public unless such abandonment, forfeiture or dedication is in the OCB.

(b) Borrower shall provide written report to Agent within thirty (30) days of the end of each fiscal quarter any material in-bound Licenses that prohibits Borrower from granting a security interest in Borrower’s interest in such License (other than over-the-counter software that is commercially available to the public) that Borrower or any Subsidiary has entered into or become bound by in the preceding fiscal quarter. Borrower shall take or cause to be taken such commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any material in-bound License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such material in-bound License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

7.19. Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such

Subsidiary other than (a) transactions, arrangements and contracts between Borrower and its Subsidiaries, (b) transactions otherwise permitted pursuant to Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.11, (c) the sale of Equity Interests in bona fide transactions with or the incurrence of Subordinated Indebtedness in bona fide transactions owing to Borrower’s investors that do not result in a Change in Control and (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors or equivalent corporate body).

7.20. Post-Closing Covenants. Within 60 days following the Closing Date (or such later date as agreed by Agent in its sole discretion), Borrower shall:

(a) execute and deliver to Agent deposit account control agreement reasonably acceptable to Agent covering all of the Deposit Accounts maintained with banks located within the United States of America and listed on Schedule 7.20 hereto (other than any Excluded Account);

(b) deliver to Agent stock certificates evidencing all of the shares of the Subsidiaries together with a stock power in blank for each such certificate, if any; and

(c) deliver to Agent insurance certificates required pursuant to Section 6.2.

SECTION 8. CONVERSION

8.1. Conversion Privilege. Each of the entities comprising Lender, at its option, shall have the right to convert at any time any portion of its then outstanding Term Commitments and all accrued and unpaid interest thereon into shares of Common Stock of Allena Pharmaceuticals, Inc. at the applicable Conversion Price, as defined below.

8.2. Conversion Price. The “Conversion Price” for the Initial Loan and Credit Line shall be $4.10 (subject to adjustments as provided below). The Conversion Price for the Third Installment Loan will equal the higher of: (i) $4.10 and (ii) a price equal to 2 times the average closing price of Allena Pharmaceuticals, Inc.’s common stock during the 30 trading days prior to the date on which the Third Installment Loan becomes available for withdrawal. Notwithstanding the foregoing, in the event that on or after the Closing Date, a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares is consummated (each, a “Stock Event”), the applicable Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in shares of Common Stock issued and outstanding as a result of such Stock Event.

8.3. Conversion Mechanism. Any entity comprising Lender electing to convert any portion of its then outstanding Term Loans and all accrued and unpaid interest thereon (the “Converting Lender”), shall notify Borrower in writing, stating the amount the Converting Lender requests to convert (the “Converted Amount”) and the account to which it wishes the shares of Common Stock to be delivered electronically upon conversion (“Conversion Notice”). The Borrower shall deliver to the Converting Lender, on or before the third Business Day following the Conversion Notice, (1) a number of shares of Common Stock equal to the Converted Amount divided by the Conversion Price applicable to the Term Loans converted (the “Note Conversion Shares”) and (2) cash in lieu of fractional shares, if any. The Borrower and Converting Lender shall produce, execute and file any document and make any arrangement as reasonably required to perfect such conversion. The Note Conversion Shares shall be fully paid, and the Note Conversion Shares shall be unrestricted and freely tradable securities under U.S. federal securities laws (i) pursuant to Rule 144, if held by a person that is not an affiliate (and has not been affiliate at any time during the three months preceding any such sale) of Allena Pharmaceuticals, Inc., following both the satisfaction of the holding period for such shares required under Rule 144 and the availability of current public information required by Rule 144, or (ii) following the registration of the Note Conversion Shares under an effective registration statement in accordance with the Registration Rights Agreement. Lender shall be treated as a stockholder of record as of the Close of Business on the Business Day during which Borrower received the Conversion Notice. Following conversion pursuant to this Section, the Converted Amount shall be deemed fully paid and shall no longer be deemed a Secured Obligation hereunder.

In addition, Allena Pharmaceuticals, Inc. shall have the right to convert at any time all or any portion of the then outstanding Term Loans and all accrued and unpaid interest thereon into shares of Common Stock of Allena Pharmaceuticals, Inc. at the applicable Conversion Price, subject to fulfilment of all of the following conditions: (i) the shares of Common Stock issuable upon conversion are unrestricted and freely tradable securities if held by a person that is not an affiliate (and has not been affiliate at any time during the three months preceding any such sale) of Allena Pharmaceuticals, Inc. pursuant to Rule 144 under the Securities Act or under an effective registration statement under the Securities Act, (ii) during a period of 30 consecutive trading days prior to the date on which Allena Pharmaceuticals, Inc. gives notice of the exercise of its conversion right, the closing price of Allena Pharmaceuticals, Inc.’s shares of common stock was higher than 1.4 times the Conversion Price applicable to the Term Loans converted on at least 20 trading days, including on the trading day preceding the date on which Allena Pharmaceuticals, Inc. gives notice of the exercise of its conversion right, and (iii) the number of shares of Common Stock issuable upon conversion by Allena Pharmaceuticals, Inc. shall not exceed the average weekly number of traded shares on the stock market during the four weeks immediately preceding the date on which Allena Pharmaceuticals, Inc. gives notice of the exercise of its conversion rights. Allena Pharmaceuticals, Inc. may only effect a conversion once every four weeks.

8.4. Tax. Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion under this Section 8, unless the tax is due because the Converting Lender requests such shares to be issued in a name other than the Converting Lender’s name.

8.5. Fully Paid Shares. Allena Pharmaceuticals, Inc. shall at all times hold, free from preemptive rights, out of its authorized, unreserved and unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion as contemplated above from time to time as such Conversion Notice is presented.

8.6. Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving Borrower,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the assets of Borrower and its Subsidiaries, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the conversion right of Lender (and Borrower) shall be changed into a right to convert each $1,000 principal amount of outstanding Term Loans and accrued and unpaid interest thereon into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the quotient of $1,000 and the applicable Conversion Price immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, Borrower or the successor or purchasing Person, as the case may be, shall execute with Lender a supplemental agreement providing for such change in the option to convert (“Supplemental Agreement”).

(b) If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the amounts due hereunder will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions which occur after the effective date of such Merger Event, (A) the consideration due upon conversion of each $1,000 principal amount of the outstanding Term Loans and accrued and unpaid interest thereon shall be solely cash in an amount equal to quotient of $1,000 and the applicable Conversion Price multiplied by the price paid per share of Common Stock in such Merger Event and shall be paid to the Converting Lender on or before the third Business Day immediately following the Business Day upon which the Conversion Notice was received. Allena Pharmaceuticals, Inc. shall notify Lender of any such weighted average referred to in the first sentence of this paragraph as soon as reasonably practicable after such determination is made.

(c) If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such Supplemental Agreement shall also be executed by such other Person, if such Person is an affiliate of Allena Pharmaceuticals, Inc. or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Converting Lender as the board of directors of Allena Pharmaceuticals, Inc. shall reasonably consider necessary by reason of the foregoing.

(d) When Allena Pharmaceuticals, Inc. executes a Supplemental Agreement, Allena Pharmaceuticals, Inc. shall promptly deliver to Lender a certificate, signed by an Officer of Borrower, briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Converting Lender. Allena Pharmaceuticals, Inc. shall cause notice of the execution of such Supplemental Agreement to be given to Lender within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Supplemental Agreement.

(e) Allena Pharmaceuticals, Inc. shall not become a party to any Merger Event unless its terms are consistent with this Section 8.6. None of the foregoing provisions shall affect the right of Lender to convert any portion of the Term Loan into shares of Common Stock prior to the effective date of such Merger Event.

(f) The above provisions of this Section shall similarly apply to successive Merger Events.

8.7. Certain Covenants.

(a) The Borrower covenants that all shares of Common Stock issued upon conversion will be fully paid and non-assessable by the Borrower and free from all liens and charges with respect to the issue thereof.

(b) Allena Pharmaceuticals, Inc. covenants that, if any shares of Common Stock to be provided upon conversion require registration with or approval of any Governmental Authority under any federal or state law before such shares of Common Stock may be validly issued, Allena Pharmaceuticals, Inc. shall, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be in a manner that will enable and will not delay conversion as aforesaid, unless an exemption from such registration or approval requirements is available.

(c) Allena Pharmaceuticals, Inc. further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Borrower will use its commercially reasonable efforts to list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion hereunder.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an “Event of Default”:

9.1. Payments. Borrower fails to pay any scheduled payment of any Secured Obligations due and owing under this Agreement or any of the other Loan Documents within five (5) Business Days of the date when due; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2. Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.19(b), and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than thirty (30) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.19(b) and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement (except in the event that notwithstanding such breach of Sections 2 and 3 of the Registration Rights, the entities comprising Lender are eligible to sell all of the Note Conversion Shares pursuant to Rule 144 or another exemption from registration under the Securities Act without any requirements as to volume, manner of sale or availability of current public information) the occurrence of such default; or

9.3. Material Adverse Effect. A Material Adverse Effect shall have occurred; provided that solely for the purposes of this Section 9.3, none of the following shall constitute by itself a Material Adverse Effect: (i) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) or general changes in the regulation, standard terms and policies of an industry or a market, whether worldwide or in the United States, (ii) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism, or (iii) changes in generally accepted accounting principles.

9.4. Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5. Insolvency. Borrower (A) shall either: (i) make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due in the ordinary course of business, or (iii) shall become insolvent (when taken as a whole on a consolidated basis, it being clarified that, without derogating from the other provisions of this Section 9.5(A), the mere fact that the outstanding amount of Secured Obligations is greater than the Borrower’s cash balance at a specific point in time, shall not in itself result in the Borrower’s being deemed insolvent for the purpose of this clause (iii)); or (iv) shall file a voluntary petition in bankruptcy; or (v) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (vi) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower of all or any material part of the assets or property of Borrower; or (vii) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (viii) Borrower or its respective directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vii); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any material part of the properties of Borrower without such appointment being vacated; or

9.6. Attachments; Judgments. Any material portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered against Borrower for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) and remains unstayed, unbonded and unsatisfied for more than twenty (20) days past the date such judgment is required to be stayed, bonded or satisfied, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business for more than thirty (30) consecutive days; or

9.7. Other Obligations. The occurrence of any default (beyond any applicable cure or grace periods) by Borrower under any agreement or obligation of Borrower giving rise to the ability of any third party to accelerate any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000); or

9.8. Delisting. At any time, the Common Stock shall be delisted from the Nasdaq Global Select Market and Borrower shall not have been able to list the Common Stock on another U.S. national securities exchange within sixty (60) days of such delisting.

SECTION 10. REMEDIES

10.1. General. Upon and during the continuance of any one or more Events of Default, (i) Lender shall not be required to provide any portion of the Term Loan not yet provided or withdrawn, (ii) Agent may accelerate and demand payment of all or any part of the outstanding Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence and during the continuance of an Event of Default of the type described in Section 9.5, all of the outstanding Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (iii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iv) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2. Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable and documented out-of-pocket costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations and other obligations which, by their terms, survive termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3. No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4. Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2. Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic transmission or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the three (3) Business Days after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a) If to Agent:

Pontifax Medison Finance GP, L.P.,

Address: 14 Shenkar St. Herzelia, Israel

Attention: Shlomo (Momi) Karako

Email: momi@pontifax.com

Telephone: +972-9-9725617

(b) If to Borrower:

Allena Pharmaceuticals, Inc.

Address: One Newton Executive Park, Suite 202

  Newton, MA 02462

Attention: Edward Wholihan, CFO

Facsimile: (617) 916-1871

Email: ewholihan@allenapharma.com

Telephone: (617) 862-2522

(c) If to Lender:

Pontifax Medison Finance (Israel) L.P. and Pontifax Medison

Finance (Cayman) L.P.

Address: 14 Shenkar St. Herzelia, Israel

Attention: Shlomo (Momi) Karako

Email: momi@pontifax.com

Telephone: +972-9-9725617

or to such other address as each party may designate for itself by like notice.

11.3. Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). Lender and Borrower party to the relevant Loan Document may, or, with the written consent of Lender, Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lender or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as Lender or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall apply equally to Lender and shall be binding upon Borrower, Lender, Agent and all future holders of the Term Loans.

11.4. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5. No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6. Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.12 and 11.14 shall survive the termination of this Agreement.

11.7. Successors and Assigns.

(a) The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. None of Agent or Lender shall assign its rights, interests or obligations under this Agreement or any of the other Loan Documents without Borrower’s express prior written consent. Notwithstanding the foregoing, in all cases, any transfer to an Affiliate of Lender or Agent shall be allowed.

(b) Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of Lender, and the commitments of, and principal amounts (and stated interest) of the Term Loans owing to, Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and Borrower, Agent and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by Borrower and Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

11.8. Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of New York and shall have been accepted by Agent and Lender in the State of New York. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction; provided that Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply.

11.9. Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (except as expressly provided otherwise in any other Loan Document) shall be brought in any competent state or federal court located in New York City, New York (the “Competent Court”). By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) submits and consents to exclusive jurisdiction in such courts except that Agent may bring suit or take legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations or as provided in any other Loan Document; (b) waives any objection as to lack of jurisdiction or improper venue or forum non conveniens; and (c) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2 and shall be deemed effective and received as set forth in Section 11.2.

11.10. Mutual Waiver of Jury Trial.

Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender, Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender, and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

11.11. Professional Fees. Subject to the expense cap set forth herein, Borrower promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket costs and expenses necessary to finalize the Loan Documents, including but not limited to reasonable and documented out-of-pocket attorney’s fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable documented and out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any third party legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof. Notwithstanding the foregoing, in no event shall Borrower be responsible for paying or otherwise reimbursing Agent’s or Lender’s costs or expenses for more than one (1) outside counsel in each of Israel and the United States for Agent and Lender collectively.

11.12. Confidentiality. Agent and Lender acknowledge that Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their good faith discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of

Confidential Information that are no less restrictive than the terms of this Section 11.12; (b) if such information is generally available to the public without any disclosure by Agent or Lender or breach of this Section 11.12; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default and during the continuation of an Event of Default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior written consent of Borrower (which may be by e-mail); provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. In handling any Confidential Information, each of Agent and Lender shall exercise the same degree of care that it exercises for its own proprietary information. Agent’s and Lender’s obligations under this Section 11.12 shall supersede all of their respective obligations under any non-disclosure agreement.

11.13. Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”); provided that no such assignment shall be made without the prior written consent of Borrower; provided, however, Borrower’s consent shall not be required if such assignment occurs in connection with a sale or disposition of Agent or Lender or all of Lender’s loan portfolio, or any merger, acquisition or corporate reorganization affecting Lender. After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Term Note (if any), it will endorse thereon a notation as to the portion of the principal of the Term Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14. Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full final payment to Agent or Lender.

11.15. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16. No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrower.

11.17. Agency. Lender hereby irrevocably appoints Pontifax Medison Finance GP L.P. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

11.18. Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided, however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, including pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

AGENT:

Pontifax Medison Finance GP L.P

By:	/s/ Momi Karako
Name: Momi Karako
Title: Partner

LENDER:

Pontifax Medison Finance (Israel) L.P.		Pontifax Medison Finance (Cayman) L.P.

By:	/s/ Momi Karako	By:	/s/ Momi Karako
	Name: Momi Karako		Name: Momi Karako
	Title: Partner		Title: Partner

BORROWER:

Allena Pharmaceuticals, Inc.

By:	/s/ Edward Wholihan
Name: Edward Wholihan
Title: Chief Financial Officer

[Signature Page to Loan and Security Agreement]

Schedules and Exhibits

SCHEDULES

A	Commitments

1A	Existing Indebtedness

1B	Existing Investments

1C	Existing Liens

5.1	Borrower Information; Locations

5.3	Consents

5.5	Actions Before Governmental Authorities

5.9	Intellectual Property

5.12	Accounts

5.18	Subsidiaries

7.20	Deposit Accounts

EXHIBITS

A	Form of Term Note

B	Form of Joinder Agreement

C	Compliance Certificate